EXHIBIT 99.1

August 2004

Dear Fellow Shareholders,

We have completed a successful second quarter at Winland, posting continued profitability and growth in revenues. What pleases me most about our ongoing performance is the fact that we have remained profitable while overcoming so many challenges within our industry during the past two years. Many of our competitors, both large and small, have failed to maintain profitability. We believe we are well positioned for the future, operating in a segment of the industry where our expertise can be of substantial value to customers.

Industry in change

The days of domestic outsourcers providing low-cost, high-volume manufacturing services on products of moderate to low sophistication are over. American-based companies simply cannot compete with overseas competitors, particularly those in China, on cost. Frankly, we don’t want to. Those who try to compete only on price are destined to constant belt-tightening and low margins. This leaves very little room for enhancing products and services and puts a company at great peril living bid to bid.

Rather, Winland is focused on what we do best and what we do better than many of our oversea competitors: bringing technological, engineering and product development expertise to bear in a proactive effort to help clients move concepts into designs, designs into prototypes and prototypes into finished products. Our customers cannot get this level of sophistication in China, and they cannot afford to send their proprietary concepts to a country that may or may not control and protect their intellectual property. In summary, our customers have a lot to lose, and very little to gain, from going overseas. Instead, they find a valued partner in Winland — their product realization company.

This message resonated during the first half of 2004, as we brought on 44 new line items to our manufacturing floor. While this new business — a large amount for a company our size in an industry that has struggled so mightily — is exciting, it also presents unique challenges. As a product realization company, we do not just flip a switch, start an assembly line moving and spit out finished products at the other end. Indeed, Winland’s talented team of engineers and technologists work to improve and maximize designs, test outputs, and optimize manufacturing processes. Documentation, as well as process design at the early phase of manufacturing, is time consuming and costly. The effort of designing, implementing, documenting and centering production takes considerable time, and in many cases is also expensive, but is truly a service differentiator. We cannot work at peak efficiency in this stage, because we do not know precisely how much inventory we need and how quickly our efforts will progress. Inventory levels must be increased as we are still determining how much and how quickly supplies will be utilized. Our customers understand this, but the impact — near term — on our financial performance is frustrating for shareholders. It’s also frustrating for us. But once we have completed that early work, we stand to benefit from the streamlined process, additional customer opportunity that can yield higher revenues and margins going forward.

As a large shareholder, and a person who works specifically for the shareholders, I stand to benefit significantly from our stock price achieving a more reasonable valuation. Clearly, I want to do whatever I can to achieve this. As the Company’s Chief Executive Officer, I understand the best way to achieve long-term appreciation in Winland’s stock is to build a large diverse and growing base of devoted customers who see Winland as a partner in their product development and realization effort. Many of our customers will work with us to design features or improvements into their products. This builds a stronger relationship between Winland and its customers. When we succeed in this strategy, we are building a strong, diversified revenue base generating reasonable and predictable margins for Winland. This is our target, and I am confident we will achieve that objective. The diversification effort, as well as the effort to improve our technical prowess, creates burdens in the short-term that have impacted our margins. These efforts will pay dividends in the long-term, and our objective is for Winland to emerge a stronger company for the future.

Diversification remains paramount for Winland. We are working closely with our largest customer to successfully launch their new products, and this relationship continues to grow. All 44 new products introduced, however, did not come from one large customer. Our emerging relationships with other customers are also important, and we look forward to continuing to grow this base of new business.

Looking Forward:

Our board of directors continues to look for appropriate, accretive acquisition candidates. The goal of an acquisition would be to improve our technological capabilities and, more importantly, to provide opportunities to enter new vertical markets, thereby further diversifying our customer base. While Winland is relatively small, our profitability provides us with advantages in considering acquisitions, and our strategic positioning is attractive for small EMS providers who wish to ally with a stronger, profitable partner. We will continue to seek out these opportunities, investigate them and, if they make sense for our strategy and our shareholders, we will pursue them as appropriate.

Our new business has not insulated us from the challenges our industry or the economy is facing, thus we continue to keep our eyes on these challenges and adapt and adjust as necessary. It is, however, a time to grow with the right kind of customer/partner — with a constant focus on diversification and improvement in our value as a company to both our customers and our shareholders. I am confident we will succeed in this objective.

As I have before, I would like to thank you on behalf of both myself and our board of directors for your ongoing support, patience, encouragement and attention to our progress.

Sincerely:

/s/ Lorin Krueger
Lorin Krueger
President and CEO

Cautionary Statement Regarding Forward Looking Information

Certain statements contained in this letter and other written and oral statements made from time to time by Winland do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this letter with respect to our expectation that additional investment in proprietary products and Winland’s efforts as a product realization company will result in additional customer opportunities and yield higher revenues and margins in the future and that Winland’s diversification efforts will pay dividends in the long-term are forward looking statements. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) economic, political and international events may create uncertainty or instability in markets that adversely affect the manufacturing sector; and (ii) unanticipated problems in design, manufacture, performance or marketing of proprietary products will arise. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially from the results contemplated in the forward-looking statements.

WINLAND ELECTRONICS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003
Net Revenues	$5,775,879	$4,347,028	$10,935,439	$9,790,181
Cost of Sales	4,786,771	3,360,626	8,534,061	7,389,540

Gross Profits	989,108	986,399	2,401,378	2,400,641
Operating Expenses	831,825	741,783	1,871,650	1,549,232

Operating Income	157,283	244,616	529,728	851,409

Pretax Income	136,866	212,949	487,390	776,640
Federal Income Tax Expense	58,000	79,000	190,000	284,000

Net Income	$78,866	$133,949	$297,390	$492,640

Basic Earnings Per Share	$0.02	$0.04	$0.09	$0.15

Diluted Earnings Per Share	$0.02	$0.04	$0.08	$0.14

Basic Weighted Average Shares	3,358,788	3,284,109	3,358,169	3,280,066

Diluted Weighted Average Shares	3,538,104	3,419,748	3,563,973	3,420,329

BALANCE SHEET HIGHLIGHTS

	June 30,	December 31,
	2004	2003
Cash	$205,892	$1,412,058
Total Current Assets	$7,373,480	$6,041,208
Net Property and Equipment	$4,458,776	$3,592,740
Total Assets	$11,832,353	$9,634,122
Total Current Liabilities	$4,794,315	$2,459,579
Total Long-Term Liabilities	$1,065,647	$1,513,789
Stockholder’s Equity	$5,972,391	$5,660,754
Total Liabilities and Equity	$11,832,353	$9,634,122

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